EXHIBIT 10.18
                                 Lease Agreement
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                                AGREEMENT OF USE

         This AGREEMENT OF USE ("Agreement") is entered into this 1st day of June 2004, by and between WARRANTECH CORPORATION ("Warrantech") with its principal office located at 2200 Highway 121, Bedford, Texas 76021, and MEDSTRONG INTERNATIONAL CORPORATION ("MedStrong") with its principal office located at 500 Silver Spur Road, Suite 101, Rancho Palos Verdes, CA 90274.

                                   WITNESSETH:

         WHEREAS, Warrantech is the lessee of certain office space identified as "Suite 203" in the building located at 350 Bedford Street, Stamford, Connecticut 06901 (the "Property");

         WHEREAS, the Property contains several empty individual offices that Warrantech is not using for business purposes; and

         WHEREAS, MedStrong desires to use one of these individual offices for its executive corporate purposes and Warrantech desires to make one such office available to MedStrong in accordance with the terms and conditions hereinafter set forth;

         NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

         1. Warrantech hereby agrees to provide MedStrong with use of one individual office (the "Office") on the Property, the location of such office to be determined by Warrantech in its sole and absolute discretion. In addition to the Office, MedStrong shall have reasonable access to (i) the kitchen facility,
(ii) the common waiting area and closet for guests, and (iii) the conference room provided that usage thereof has been pre-approved by Warrantech personnel.

         2. In exchange for the use of the Office, MedStrong shall pay Warrantech the sum of Three Hundred Fifty Dollars ($350.00) per month, payable in advance on or before the first business day of the corresponding month.

         3. Heat, air conditioning, electricity and one telephone line will be provided by Warrantech at no additional cost to MedStrong in accordance with the terms and conditions of Warrantech's sublease (the "Sublease") with its sublessor. Furthermore, Warrantech will provide MedStrong with access to its existing primary fax machine at no additional cost.

         4. Warrantech shall make available for use in the Office a desk, chair, file cabinet, personal computer, printer and telephone, all of which are and shall remain the property of Warrantech. MedStrong may elect to use any or all of such personal items, at no additional cost to MedStrong, or it may use its own items of personal property. MedStrong shall be solely responsible for all other supplies and materials required to conduct its business including, but not limited to, paper, toner and ink for the printer and fax machine.

         5. MedStrong acknowledges that Warrantech's use of the Property is subject to a lease and the Sublease. MedStrong will comply with all of the conditions of, and restrictions on, Warrantech's use of the Property and will promptly advise Warrantech in the event it violates any of such conditions or restrictions. MedStrong will not contact the lessor, the sublessor, or building management directly with respect to any issues regarding the Property or the Office. All such issues will be directed solely to

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Warrantech personnel. MedStrong personnel and its guests will have parking availability in the building's general outdoor parking area.

         6. MedStrong shall make no alterations or modifications to the Office that could be deemed to be permanent in nature.

         7. Except as specifically set forth in Paragraph 8, neither Warrantech, the lessor, the sublessor nor building management shall have any liability whatsoever to MedStrong for (i) damage to or loss or destruction of personal property, (ii) the failure of any utility to provide service, (iii) the failure of any internal building or Warrantech system, or (iv) any business interruption and/or any loss of business or income resulting from any business interruption.

         8. (a) MedStrong hereby agrees to assume all risk of damage to property or injury to persons in, upon or about the Property and to defend, indemnify and hold Warrantech, the sublessor and the lessor harmless from and against any and all claims, liabilities and losses arising out of MedStrong's use of the Property and the Office, the conduct of its business or the conduct of any of its agents, employees and/or invitees. In support of this indemnity obligation, MedStrong agrees to maintain not less than One Million Dollars ($1,000,000) in general liability insurance throughout the term of this Agreement. MedStrong shall provide Warrantech with evidence of such insurance, reasonably satisfactory to Warrantech, at the time of execution of this Agreement and upon each renewal hereof.

         (b) Warrantech hereby indemnifies and holds MedStrong harmless from and against any and all claims, losses, damages, suits, awards, costs and other liabilities of any kind arising out of or resulting from its gross negligence or willful misconduct with respect to the Property.

         9. This Agreement shall have an initial term of one (1) year and shall automatically renew for additional one (1) year terms unless terminated in writing by either party at least thirty (30) days prior to the end of the then current term. Notwithstanding the forgoing, either party may terminate this Agreement upon thirty (30) days prior written notice.

         10 This Agreement shall be governed by, and construed in accordance with, the laws of the State of Connecticut.

         IN CONSIDERATION WHEREOF, the parties hereto have executed the Agreement as of the date first set forth above.

                                    WARRANTECH CORPORATION

                                    By: _________________________________

                                    Name: _______________________________

                                    Title: ______________________________

                                    MEDSTRONG INTERNATIONAL CORPORATION

                                    By: ________________________________

                                    Name: ______________________________

                                    Title: _____________________________